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                                                                     Exhibit 5.1


                                    June 7, 1996


Forest Oil Corporation
1600 Broadway
Suite 2200
Denver, Colorado  80202

Ladies and Gentlemen:

    As Corporate Counsel of Forest Oil Corporation, a New York corporation (the "Company"), I am familiar with the affairs of the Company and I have participated in the preparation of the Registration Statement on Form S-8 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") for the purpose of registering under the Securities Act of 1933, as amended (the "Securities Act"), the issuance of up to 2,615,758 shares of the Company's Common Stock, Par Value $.10 Per Share (the "Shares") to be issued pursuant to the Company's Stock Incentive Plan (formerly the Company's 1992 Stock Option Plan) and the resales of such stock by certain directors and employees of the Company.

    Before rendering my opinion, I have examined such corporate records of the Company, resolutions of its Board of Directors and certificates, instruments and other documents, and I reviewed such questions of law, as I considered appropriate for purposes of my opinion.

    Based on the foregoing, I am of the opinion that:

    (1) the Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York; and

    (2) when the Registration Statement becomes effective under the Securities Act, any applicable state securities or Blue Sky laws have been complied with and the Shares have been issued and delivered and paid for as described in the Company's Stock Incentive Plan (formerly the Company's 1992 Stock Option Plan), the Shares will be validly issued, fully paid and nonassessable.


                             Very truly yours,


                             Daniel L. McNamara
                             Corporate Counsel of
                             Forest Oil Corporation